Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Retirement Benefits Committee of

First Niagara Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (File No. 333-169598) on Form S-4 of First Niagara Financial Group, Inc. of our report dated October 13, 2011, with respect to the statement of net assets in liquidation available for benefits of The NewAlliance Bank 401(k) Plan as of December 31, 2010, which report appears in the December 31, 2011 annual report on Form 11-K of The NewAlliance Bank 401(k) Plan.

/s/ Whittlesey & Hadley, P.C.

Whittlesey & Hadley, P.C.

June 28, 2012

Hartford, CT